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                                                                   Exhibit 10.11


                             MANUFACTURING AGREEMENT

         THIS MANUFACTURING AGREEMENT is effective as of February 01, 1999 between NEXT LEVEL COMMUNICATIONS, LLP (hereinafter referred to as BUYER) located at 6085 State Farm Drive, Rohnert Park, CA 94928 and CMC MISSISSIPPI, INC. (hereinafter referred to as CMC or SELLER) located at 1801 Fulton Drive Corinth, Mississippi 38834. The term of this Agreement shall be for a period of three (3) years from the effective date hereof, but shall automatically extend to include the term of any ATTACHMENTS herein.

1.       SCOPE OF WORK

         1.1 This Agreement defines the terms and conditions under which purchases of the product described in Attachment B (the "Product") by BUYER from SELLER will be made. This Agreement is not a commitment by BUYER to purchase any Products. Commitments to purchase Products will be made by the issuance of BUYER purchase order as described in ATTACHMENT C.

         1.2 SELLER agrees to sell BUYER such quantities of Products as BUYER may order, SELLER warrants that it possesses sufficient production capacity to deliver Products in such quantities.

         1.3 Each Product purchased under this Agreement by BUYER will be provided as a turnkey product per the specifications set forth in ATTACHMENT B (the "Specifications").

         1.4 SELLER may not sell or otherwise provide the Product or any similar product to any third party.

2.       PRICES AND DELIVERY

         2.1 Prices are as defined in ATTACHMENT A and are based on the configuration specified in ATTACHMENT B. Pricing is valid for all deliveries occurring during the term of this Agreement unless otherwise specified.

         2.2 Product ordering shall be in accordance with ATTACHMENT C. Unless otherwise specified in ATTACHMENT A, prices include SELLER designed packaging, which shall conform to good commercial standards. Each Product shipment shall be delivered to the location specified by BUYER,


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                  F.O.B. SELLER's place of business in Corinth, Mississippi, freight prepaid. BUYER shall reimburse SELLER for reasonable shipping costs. SELLER shall purchase insurance for any Product shipments as requested by BUYER, and BUYER shall reimburse SELLER for the cost of such insurance.

         2.3 SELLER shall deliver each product order in accordance with the delivery date set forth in the relevant Purchase Order. If
                  SELLER fails to deliver a Product within        [ * ]       of
                  the delivery date set forth in the relevant Purchase Order,
                  SELLER shall credit to BUYER an amount equal to        [ * ]
                  of the total purchase price of any such order. If SELLER fails
                  to deliver such Product within         [ * ]        of the
                  delivery date set forth in the relevant Purchase Order, SELLER
                  shall credit BUYER an additional         [ * ]        of the
                  purchase price of any such order. To the extent that any Product deliveries are delayed due to actions by BUYER or as a result of non performance by third party identified an BUYER's approved vendor listing, such delays shall not be counted against SELLER in determining whether SELLER is obligated to provide BUYER with any credits pursuant to Section 2.3.

3.       PAYMENT TERMS

         SELLER shall issue invoices to BUYER for Products ordered and actually delivered hereunder upon shipment of such Products. Payment shall be made (45) days net from date of invoice.

4.       TESTING AND ACCEPTANCE

         4.1 SELLER shall test all Product units prior to shipment. SELLER shall conduct such tests using equipment and test procedures provided by BUYER, and shall promptly provide BUYER with all test data and results. Upon receipt of a Product shipment, BUYER and/or its representative may conduct additional inspections and tests on the Product units. Buyer or its representative shall have the right to conduct such tests at sellers manufacturing location.

         4.2 BUYER may reject any Product units not conforming to Specifications. Any Product units so rejected shall be promptly returned to SELLER upon receipt of a return materials authorization (RMA) from SELLER, with a statement of the reason for rejection. SELLER shall promptly issue a RMA for such return. The returned Product units shall be in the original shipping container, and the RMA number shall be displayed on the


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                  shipping container. SELLER shall replace such Product units within fifteen business days from receipt and deliver them at SELLER's expense, F.O.B. the location specified by BUYER.

5.       RESPONSIBILITY

         Unless otherwise stated, BUYER bears design responsibility for the Product. SELLER bears responsibility for good workmanship and operational performance as it is affected by proper manufacture, procurement of materials and testing for compliance with Specifications.

6.       CHANGES

         6.1 In addition to the Product prices set forth in Attachment A, BUYER will be responsible for the following costs due to BUYER actions:

                  (a) Costs of carrying inventory of Product units rendered obsolete as a result of an Engineering Change (as described in Section 6.2); provided, however, that upon BUYER's request, such obsolete inventory shall be delivered to BUYER by SELLER in accordance with the shipment procedures set forth in Section 2.2;

                  (b) Costs of materials purchased by SELLER for Product units that, following an Engineering Change, are no longer useable in manufacturing the Product; provided, however, that (i) this Section 6.1 (b) (and any other provision of this Agreement requiring BUYER to pay or reimburse SELLER for, or be responsible for, the cost of materials) shall not apply to such materials to the extent that they can be returned by SELLER to the supplier or can be used by SELLER to manufacture other products (for BUYER or for SELLER's other customers) at any of SELLER's manufacturing sites, and (ii) upon BUYER's request, such materials shall be delivered to BUYER by SELLER in accordance with the shipment procedures set forth in Section 2.2; and

                  (c) Expenses actually incurred by SELLER due to BUYER packaging requirements that are in addition to the SELLER designed packaging described in Section 2.2.

         6.2 BUYER may request, in writing, that SELLER implements a design or engineering change ("Engineering Change") into the Product. Such request will include a description of the proposed Engineering Change sufficient to permit SELLER to evaluate its feasibility. SELLER'S



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                  evaluation shall be delivered to BUYER in writing within five
                  (5) working days and shall state the decrease or increase in SELLER's actual costs, if any, expected to result from the Engineering Change, and the amount of time it will actually take SELLER to implement such Engineering Change. SELLER shall not implement the Engineering Change unless and until it receives written instructions to do so from BUYER, in which case the Specifications will be amended to reflect the Engineering Change, and the Product pricing set forth in Attachment A will be recalculated by inserting into the pricing formula set forth in Attachment A (the "Pricing Formula") values for the "Material" and "Labor' variables that fully reflect the decrease or increase in SELLER's actual costs as identified in SELLER's evaluation (provided that any amendment to such Product pricing shall only apply to Product units incorporating the Engineering Change). SELLER shall not refuse to implement any Engineering Change requested by BUYER unless SELLER reasonably deems such Engineering Change to be technically unworkable.

         6.3 SELLER shall, as appropriate, make suggestions for cost saving design changes. SELLER shall not implement any such design changes without the prior written approval of BUYER.

         6.4 SELLER shall use commercially reasonable efforts to minimize the cost of materials used in connection with the manufacture of the Product ("Product Materials"). Without limiting the generality of the foregoing, if BUYER identifies for SELLER an alternate supplier for any Product Materials, SELLER shall purchase such Product Materials from such alternate supplier to the extent that purchasing such Product Materials from such alternate supplier rather than SELLER's then-current supplier(s) would reduce SELLER's overall cost for such Product Materials.

         6.5 If any design change requested by BUYER or any identification by BUYER of an alternate supplier for Product Materials results in a reduction in Product Material cost or the amount of time needed to manufacture the Product, the price for Product units incorporating such design change or manufactured using Product Materials as purchased from such alternate supplier shall be recalculated downward by inserting into the Pricing Formula, as applicable, a value for the "Material" variable that fully reflects such cost reduction and/or a value for the "Labor" variable that fully reflects such time reduction.

         6.6 If any design change suggested by SELLER (as described in Section 6.3) or any identification by SELLER of an alternate supplier for Product Materials results in a reduction in Product Material cost or the amount of time needed to manufacture the Product, the price for Product units incorporating such design change or manufactured using Product



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                  Materials as purchased from such alternate supplier shall be recalculated downward as follows:

         (a) for the six (6) month period commencing on BUYER's acceptance of such design change or SELLER's identification of such alternate supplier, such price will be recalculated by inserting into the Pricing Formula, as applicable, a value for the "Material" variable that reflects half of such cost reduction and/or a value for the "Labor" variable that reflects half of such time reduction;

         (b) after such six (6) month period, such price will be recalculated by inserting into the Pricing Formula, as applicable, a value for the "Material" variable that fully reflects such cost reduction and/or a value for the "Labor" variable that fully reflects such time reduction.

7.       BUYER FURNISHED EQUIPMENT AND MATERIAL

         BUYER shall provide equipment or materials as outlined in ATTACHMENT D to SELLER for use in the performance of this Agreement. Any BUYER furnished equipment or material shall be delivered to SELLER in a timely manner. SELLER shall not be responsible for schedule delay caused by late or nondelivery of BUYER furnished items. SELLER shall use reasonable diligence and care in the use, monitoring and protection of any BUYER furnished equipment and shall promptly report to BUYER any failures or wear and tear thereof. Subject to the foregoing, SELLER shall not be liable for repair or replacement of such equipment due to normal failure or wear and tear unless agreed to in writing by SELLER. SELLER agrees to keep such equipment properly calibrated.

8.       CONFIDENTIAL DATA

         All information and data exchanged between the parties for the purpose of enabling SELLER to manufacture and deliver product under this Agreement shall be deemed Confidential Information. The party which receives such Confidential Information agrees not to disclose it directly or indirectly to any third party, or to use it for any purpose other than the manufacture and delivery of the Product, without the prior written consent of the disclosing party. Confidential Information disclosed pursuant to this Agreement shall be maintained confidential
         for a period of  [ * ]   after the disclosure thereof. No right or
         license either expressed or implied is granted to either party under any patent, patent application, or any other intellectual property right as a result of such disclosure.


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9.       ORDER OF PRECEDENCE

         When interpreting this Agreement precedence shall be given to the respective parts in the following descending order:

         (1)      This Agreement

         (2)      The Attachments to this Agreement


         (3) Delivery dates, quantities, pricing, products to be manufactured, billing address, shipping address, and purchase order numbers as specified on the face of BUYER's purchase order.

10.      INDEMNITY AGAINST INFRINGEMENT

         10.1 BUYER agrees, at its expense, to defend, hold harmless and indemnify SELLER from and against direct damages, liability, losses, costs or expenses (including, without limitation, product recalls and attorneys' fees) in connection with or arising out of any (a) third party claim that any Specifications for the Product provided by BUYER to SELLER infringe a trade secret of such third party, (b) third party claim that the Product or any part thereof infringes a patent of such third party and such infringement is caused by BUYER's design of the Product, or (c) any product liability claim that is caused by a defect in BUYER's design of the Product.

         10.2 SELLER agrees, at its expense, to defend, hold harmless and indemnify BUYER from and against direct damages, liabilities, losses, costs or expenses in connection with or arising out of any third party claim that processes, methods, software, equipment or other material utilized in the manufacture of a Product or any part thereof infringes a patent, trade secret, copyright, trademark, mask work or other intellectual property right of such third party.

         10.3 Both parties agree to promptly provide the other with prompt notice of the relevant claims, all reasonable assistance and cooperation with respect to the defense of such claims, and full control and authority over the defense and settlement of such claims (provided that any settlement of such claims must be approved in writing by the other party).

11.      ASSIGNMENT

         No assignment of this Agreement (whether voluntary, by operation of law or


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         otherwise) by either party shall be valid without the other party's prior written consent.

12.      NOTICES

         Any notices or other communication hereunder shall be in writing and shall be deemed given and effective when delivered personally, by fax, by email or by overnight express mail, addressed to a party at its address stated below or to such is other address as such party may designate by written notice to the other party in accordance with the provisions of this Section.

         To BUYER:                   Next Level Communications
                                     Program Management
                                     6085 State Farm Drive
                                     Rohnert Park, CA 94928

         To SELLER:                  CMC Mississippi, Inc.
                                     Program Management
                                     1801 Fulton Drive
                                     Corinth, MS 38834

13.      TAXES AND DUTIES

         All taxes or charges other than those based on net income imposed by a taxing authority upon the manufacture, sale, shipment, or use of the product which SELLER is obligated to pay or collect. Such taxes, when applicable will appear as separate additional items on the invoice and are the responsibility of the BUYER, unless SELLER receives from BUYER a copy of BUYER'S resale certificate or other documents providing an exemption from such taxes.

14.      WARRANTY

         14.1 SELLER warrants to BUYER that all work will be performed in a skillful and professional manner and that all Products manufactured by SELLER for BUYER will conform to the Specifications provided by BUYER and will be free from defects in workmanship for a period of [ * ] from the date of shipment. Components manufactured by companies other than SELLER and supplied to BUYER hereunder by SELLER are warranted solely by their respective manufacturers.

         14.2 Upon any breach of the foregoing warranty with respect to a Product unit, SELLER shall, at SELLER's option, repair the unit, replace the unit or refund to BUYER all amounts paid by BUYER in connection with the unit.



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                  BUYER must obtain a Return Material Authorization (RMA) number from SELLER prior to return of any Product units (such RMA number shall not be withheld or delayed by SELLER). All shipping and insurance charges for the return to SELLER of Product units not conforming with the warranty set forth in this Section 14.1 shall be paid by BUYER. All shipping and insurance charges to BUYER for replaced and/or repaired units under Section 14.1 shall be paid by SELLER.

         14.3 This warranty shall be void with respect to any Product unit which has been modified, repaired by unauthorized sources or subject to misuse, neglect, damage from improper packaging by BUYER for shipment to SELLER, lightning or excessive voltage, or which has been operated contrary to current instructions delivered in writing to BUYER relating to installation, maintenance or operation of the Product.

         14.4 SELLER's liability for damages is limited to those which may arise solely as the direct legal and natural consequences of the performance of SELLER's responsibility under this Agreement. In no event will SELLER be liable to BUYER for any incidental, consequential, or special damages. Except as otherwise provided by applicable law, no claim, regardless of form, arising out of or in connection with this Agreement may be brought by either party more than two (2) years after the cause of said action has occurred.

         14.5 NO OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE SHALL APPLY.

15.      FORCE MAJEURE

         Neither party shall be responsible for any failure to perform due to unforeseen circumstances or causes beyond its control and without its fault or negligence. Example of such causes are acts of nature or of the public enemy, war, riot, embargoes, act of civil or military authorities, fire, floods, unusually severe weather, accidents, strikes and shortages of transportation facilities, fuel, labor or materials. If, however, SELLER fails to perform any of its obligations for reasons defined above, for a cumulative period of ninety (90) days or more from the date of SELLER'S notification of BUYER, then BUYER at its option may extend the corresponding delivery period for the length of the delay, or cancel this Agreement for convenience without any liability to SELLER.


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16.      RESCHEDULE OF DELIVERIES

         16.1 BUYER may reschedule all or part of each scheduled delivery one (1) time for a period not to exceed [ * ] in accordance with the table below. At the end of this [ * ] period, BUYER shall either accept delivery of rescheduled finished units and/or pay the cost of materials for rescheduled units not yet built.

DAYS BEFORE ORIGINAL                       PERCENTAGE RESCHEDULE
DELIVERY DUE DATE                          ALLOWANCE
               0-30                                [ * ]%
             31 -60                                [ * ]%
             61 -90                                [ * ]%
             > - 90                                [ * ]%


                  SELLER shall use its best efforts to accommodate any increases in the number of Product units set forth in any firm order.

         16.2 SELLER will make reasonable effort to accommodate any expedited orders. If any expedited order requires any express freight charges or overtime charges, SELLER will advise BUYER in advance and in writing of these charges, and if BUYER thereafter notifies SELLER in writing of its willingness to pay such charges, SELLER shall fulfill such order.

17.      CANCELLATION

         BUYER may cancel this Agreement, and any supplement thereto or purchase order, at any time, for any reason at its own convenience. In such case, BUYER will (a) take delivery of any finished Product units covered by those binding purchase orders affected by such termination, and (b) be responsible for cancellation charges equal to the costs of materials plus applicable mark up and labor actually incurred by SELLER for work-in-progress Product units covered by those binding purchase orders and affected by such termination (such cancellation charges shall not exceed the then-current price for such units). SELLER shall make available to BUYER for its inspection, inventory, work-in-process documents and other evidence bearing on the payment of such cancellation charges.

18.      TERMINATION

         (a) Either party may terminate this Agreement for default if other party


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                  materially breaches this Agreement. However, no right of
                  default shall accrue until [ * ] after the defaulting party is notified in writing of the material breach and has failed to cure or give adequate assurances of performance within such [ * ] period.

         (b) This Agreement may be terminated upon mutual written agreement of the parties.

         (c) Either party may terminate this Agreement if the other party is insolvent or makes any arrangement with its creditors generally, or has a receiver appointed for all or a substantial part of its business or properties, or an insolvency, bankruptcy or similar proceeding is brought by or against such other party and is not dismissed within sixty days of its institution, or if such other party goes into liquidation or otherwise ceases to function as a going concern.

         (d) Upon termination of this Agreement by SELLER, all amounts then properly owing to SELLER, whether or not then due, shall accelerate and become immediately due and payable in full and any shipments after termination may be C.O.D. at SELLER option. Upon termination of this Agreement by BUYER, BUYER may cancel any outstanding orders as provided in Section 17.

         (e) With respect to any purchase orders outstanding upon termination of this Agreement, the portion of such purchase orders that contemplates delivery of Product more than thirty days after the effective date of termination shall be automatically terminated.

19.      TRANSFER OF OWNERSHIP

         In the event of a merger, consolidation, reorganization, or sale of all or substantially all of BUYER's assets, BUYER and any subsequent owner agrees to maintain current production for a period of twelve (12) months following such transfer. In the event that a subsequent owner moves production from SELLER or it's affiliates, BUYER agrees to be liable to SELLER for reasonable line utilization expenses and employee non-productivity costs for the said period that are directly attributable to the lost production.

20.      APPLICABLE LAW

         Mississippi law shall govern this Agreement's validity and interpretation.


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21.      ENTIRE AGREEMENT

         As stated above, this Agreement and all Attachments hereto constitute the entire agreement of the parties, superseding all previous agreements covering the subject matter hereof. Each party will discuss in good faith any amendment to this Agreement proposed by the other party. This Agreement shall not be changed or modified except by written agreement, specifically amending, modifying and changing this Agreement, signed by authorized representatives of SELLER and BUYER. Without limiting the generality of the foregoing, if BUYER'S purchase order is used to release product under this Agreement, any terms contained in BUYER'S purchase order that are inconsistent with this Agreement shall not apply unless otherwise agreed to by SELLER.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the date on page one, by their officers, duly authorized.

CMC MISSISSIPPI, INC.                          NEXT LEVEL COMMUNICATIONS, LLP

By:                                            By:
   -----------------------------                  -----------------------------

--------------------------------                    ----------------------------
Printed Name                                        Printed Name

--------------------------------                    ----------------------------
Title                                               Title


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